Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

September 28, 2017

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania  15222

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 of EQT Corporation, a Pennsylvania corporation (“EQT”), including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”), relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of June 19, 2017 (as amended or supplemented through the date hereof, the “Merger Agreement”), by and among EQT, Eagle Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of EQT, and Rice Energy Inc., a Delaware corporation (“Rice”).

We hereby confirm that, subject to the assumptions, limitations and qualifications set forth herein and therein, the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders” sets forth our opinion as to the material U.S. federal income tax consequences of the Integrated Mergers (as defined in the Merger Agreement) to U.S. holders of Rice common stock (the “Opinion”).

In providing the Opinion, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting the Opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete, and correct, and (iii) EQT, Rice and their respective subsidiaries will treat the

Integrated Mergers for United States federal income tax purposes in a manner consistent with the Opinion.  If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, the Opinion may be adversely affected.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz